Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 4 to the Agreement and Plan of Merger (this “Amendment”), dated as of June 18, 2015, is made by and among Uphill Investment Co., a PRC limited liability company (“Parent”), Indigo Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and Integrated Silicon Solution, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent and the Company have entered into, and Acquisition Sub has signed a Joinder Agreement joining itself to, that certain Agreement and Plan of Merger, dated as of March 12, 2015, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of April 28, 2015, Amendment No. 2 to the Agreement and Plan of Merger, dated as of May 29, 2015 and Amendment No. 3 to the Agreement and Plan of Merger, dated as of June 11, 2015 (as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3, the “Agreement”);

WHEREAS, the Company, Acquisition Sub and Parent desire to further amend the Agreement to address certain matters that have arisen since the date of execution of the Agreement and to make the other changes set forth herein, all as more fully set forth herein;

WHEREAS, contemporaneous with the execution of this Amendment, the Lender has executed a further amendment to the Bank Letter that provides that the Lender will fund the amounts required in order to enable Parent to consummate the transactions contemplated by the Agreement, as modified by this Amendment (the “Amended Bank Letter”); and

WHEREAS, Section 9.13 of the Agreement authorizes the amendment of the Agreement by a written instrument signed by or on behalf of each of Parent, Acquisition Sub and the Company.

NOW, THEREFORE, in consideration of and premised upon the representations, warranties, covenants and other agreements of the parties contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Except to the extent it is specifically indicated to the contrary in this Amendment, all capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

2. Amendment to Merger Consideration. The Agreement is hereby amended such that the “Merger Consideration” is defined to be equal to $22.00 per share and the second “WHEREAS” clause in the Agreement is hereby amended by replacing “$19.25” with “$22.00”.

3. Company Stockholder Meeting. Subject to the terms of the Agreement, the Company shall (i) hold the Company Stockholder Meeting on June 19, 2015, as described in the Company’s Second Supplement to Proxy Statement, but immediately adjourn such meeting without conducting any business to June 25, 2015 at 2:00 pm PDT, and (ii) solicit from the

Company Stockholders proxies in favor of the approval of the Merger in accordance with Delaware Law, submit the Merger for approval of the Company Stockholders at such Company Stockholder Meeting and, unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change pursuant Section 6.5(c) of the Agreement, use its reasonable best efforts to secure the Requisite Stockholder Approval on such date at such Company Stockholder Meeting.

4. Superior Proposal. The Company represents and warrants to Parent and Acquisition Sub that the Company Board has determined that the proposal of Cypress Semiconductor Corporation (“Cypress”) to acquire all of the Company’s common stock at a price of $21.25 per share delivered under cover of a letter dated June 17, 2015, does not constitute and is not reasonably expected to lead to a Superior Proposal.

5. Financing. For the avoidance of doubt, all references in the Agreement to the Bank Letter shall be deemed references to the Amended Bank Letter, all references to the Commitment Letters shall be deemed to include the Amended Bank Letter and all references to the Debt Financing and the Financing shall be deemed to include the funding of the amounts contemplated by the Amended Bank Letter.

6. Press Release. As promptly as practicable after (and in any event no later than the first Business Day after the date of) the execution of this Amendment, the Company shall disseminate a press release announcing, among other things, the execution and delivery of this Amendment in substantially the form attached hereto as Schedule A and file with the SEC an appropriate supplement to its proxy statement describing this Amendment.

7. No Other Amendments. Except to the extent expressly amended by this Amendment, all terms of the Agreement shall remain in full force and effect without amendment, change or modification.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

9. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Amendment or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Amendment) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the Centre’s Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Arbitration Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators. Each of Parent and the Company shall be entitled to nominate one (1) arbitrator. The third arbitrator, who shall act as the chairman of the tribunal, shall be chosen by the two arbitrators nominated by the parties, respectively. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(b) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of enforcing this agreement to arbitrate, the parties irrevocably and unconditionally submit to the jurisdiction of the courts of Hong Kong and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. For the purpose of enforcement of an award, the parties hereto irrevocably and unconditionally waive any defense of inconvenient forum in any court of competent jurisdiction. For the avoidance of doubt, the arbitration tribunal shall be entitled to impose any remedy available under this Amendment at law or equity, including without limitation those remedies contemplated by Section 9.8 of the Agreement.

10. Assignment. No party may assign either this Amendment or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that each of Parent and Acquisition Sub may assign, in Parent’s sole discretion, any of or all Parent’s and/or Acquisition Sub’s rights, interests and obligations under this Amendment to any wholly owned Subsidiary of Parent or Acquisition Sub, provided that no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11. Amendment. Subject to applicable Law and subject to the other provisions of this Amendment, this Amendment may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that the Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Amendment that requires the approval of such Company Stockholders under Delaware Law without such approval.

12. Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable and (b) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Amendment shall not constitute a waiver of such right.

13. Severability. In the event that any provision of this Amendment, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

15. Waiver of Jury Trial. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties as of the date first above written.

THE COMPANY:

INTEGRATED SILICON SOLUTION, INC.

By:	/s/ John M. Cobb
Name:	John M. Cobb
Title:	Chief Financial Officer

PARENT:

UPHILL INVESTMENT CO.

By:	/s/ Xu Wei
Name:	Xu Wei
Title:	Chief Executive Officer

ACQUISITION SUB:

INDIGO ACQUISITION SUB

By:	/s/ Xu Wei
Name:	Xu Wei
Title:	Chief Executive Officer

(Signature Page to Amendment No. 4)

Schedule A

Form of Press Release